Exhibit 99.1

United Fire Group, Inc. Declares a Common Stock Quarterly Cash Dividend of $0.28 per Share
CEDAR RAPIDS, IOWA – November 17, 2017 – Today, the Board of Directors of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG") declared a common stock quarterly cash dividend of $0.28 per share. This dividend will be payable December 15, 2017, to shareholders of record as of December 1, 2017. UFG has consistently paid a quarterly cash dividend since 1968.
About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,550 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about UFG visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com